                                                                    EXHIBIT 10.1




                                 Scitronix (R)



                          Personal Alarm System (PAS)
                            Manufacturing Agreement

                                      for

                       Medical Device Technologies, Inc.



                               Agreement # 132967
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                               TABLE OF CONTENTS
                               -----------------

ATTACHMENTS                                                               4

INTRODUCTION                                                              4

DESCRIPTION OF SERVICES                                                   4
   Summary                                                                4
   Specifications                                                         5
   Deliverables                                                           5

EFFECTIVE DATE                                                            5
   Scope of Agreement                                                     5
   Charges                                                                6
   Invoices, Payment and Schedule                                         6
   Ownership of Components, Work in Progress and Finished Goods           6
   Software Ownership                                                     7
   Residuals                                                              7
   Non-Competition Clause                                                 8
   Responsibility for Product Defects                                     8
   Third-Party Interests                                                  8
   Limitation of Liability                                                9
   Inventions and Patents                                                 9

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   Assignment                                                            10
   Non-Disclosure                                                        10
   Staff                                                                 10
   Attorney's Fees                                                       11
   Trademarks and Trade Name Rights                                      11
   Term and Termination                                                  12
   Post-Termination Obligations                                          12
   Representations and Warranties of MDT                                 13
   Representations and Warranties of Scitronix                           13
   Notices                                                               14
   Governing Law                                                         14
   Waiver                                                                14
   Severability                                                          14
   Incorporation by Reference                                            14
   Merger                                                                15

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ATTACHMENTS
- -----------


  Attachment A:     Specifications including:  Personal Protection System, Model
C         -  Specification dated 3/3/95, Rev 7/5/95 (2) Amendment of Oct.
6, 1995 (3) Manufacturing specifications including Quality           Control and
Quality Assurance specification presently in           preparation.

  Attachment B:      Manufacturing Schedule

  Attachment C:      PAS Material Inventory


INTRODUCTION
- ------------

  The parties to this agreement are Scitronix, Inc. herein after referred to as "Scitronix", and Medical Device Technologies, Inc., hereinafter "MDT". This agreement is to provide manufacturing services required to manufacture PAS units in accordance with Attachments A and B.


DESCRIPTION OF SERVICES
- -----------------------

SUMMARY

  Scitronix will provide services to manufacture up to one thousand (1,000) PAS units in accordance with the agreed upon Specifications (Attachment A) and Manufacturing Schedule (Attachment B), generally accepted commercial manufacturing practices and requirements set forth for devices of this type by the United States Federal Food and Drug Administration (FDA).

SPECIFICATIONS

  Attachment A describes Specifications to be incorporated into the PAS in
                                                                    ---
detail. Manufacturing specifications will be provided to Scitronix by MDT during the initial phase of manufacturing. The software and electronic hardware developed by Scitronix and paid for and owned by MDT will be utilized to meet the requirements listed in Attachment A. Any material changes or revisions to the Specifications listed in Attachment A shall be reviewed by Scitronix for their impact on the cost and completion date of the project. A revision of the schedule and estimate of cost shall be provided to MDT in writing. No work will be performed on any material changes or revisions until a written authorization and description of work is received by Scitronix. Any costs incurred by Scitronix as a result of material changes or revisions of the Specifications will be billed under the same terms as Charges.


DELIVERABLES

  Scitronix shall, according to the Manufacturing Schedule, provide MDT with up to one thousand (1,000) PAS units which meet or exceed Specifications.


EFFECTIVE DATE
- --------------

  This Agreement shall be effective as of December 15,1995 and shall continue as specified under "Terms and Termination".


SCOPE OF AGREEMENT

  Engineering and manufacturing services, as defined in this Agreement, include the time in which services are provided by Scitronix in the course of satisfying a client's particular needs. Services provided under this Agreement will consist primarily of initial production/assembly of the PAS. Procedures and
                                                ---
manufacturing tools/fixtures for manufacturing will be developed by Scitronix and MDT and will become the property of MDT upon the payment in full for said procedures and tools/fixtures.

CHARGES

  For any services over and above those included in this agreement, MDT will be billed for all travel-related expenses that include, but are not limited to, commercial transportation, car rental, per diem charges, local mileage, and freight charges for equipment or parts. MDT shall pay shipping charges for any equipment shipped by Scitronix at MDT's request. The charges provided for under this Agreement are exclusive of all local use, sales, excise and similar taxes. Any such taxes shall be paid by MDT unless a valid exemption certificate is furnished to Scitronix. All charges above $250.00 must be approved by MDT in writing in advance before being incurred, or committed to, by Scitronix.


INVOICES, PAYMENT AND SCHEDULE

MDT shall pay for the manufacturing services and other related expenses on a time and material basis for the first one hundred (100) units. Upon completion of the first one hundred (100) units a per unit cost will be negotiated for the production or assembly of the remaining nine hundred (900) units. A per unit cost will be agreed upon prior to the commencement of manufacturing the remaining units. If a per unit cost is agreed upon, a cash deposit equal to one third (1/3) of the estimated cost shall be paid to Scitronix prior to commencing work. MDT will provide all materials required for the manufacturing of the PAS.
                                                                           ---
Materials for manufacturing tools/fixtures will be procured and invoiced by Scitronix according to MDT's procurement policy. All billings will be done on a bi-weekly basis and sent to MDT. Payment terms shall be net 20 days from receipt of an invoice by MDT. Interest charged, if any, on overdue payments will not exceed 1% per month. The following hourly labor rates shall apply:

Senior Engineer        $75.00
Electronic Engineer    $60.00
Software Engineer      $60.00
Technician             $34.00
Assembler              $12.75


OWNERSHIP OF COMPONENTS, WORK IN PROGRESS AND FINISHED GOODS

All units (including raw materials and components) shall be deemed to be owned by MDT whether work in progress or finally manufactured subject, however, to Scitronix' security interest in all such units to the extent of the unpaid purchase price for the same. A list of PAS Material Inventory, not necessarily complete, presently owned by MDT and presently stored by Scitronix or Scitronix' subcontractors is attached as Attachment C.

SOFTWARE OWNERSHIP

          As between MDT and Scitronix, except as otherwise provided in Section Residuals, or Third-Party Interests, all right, title, and interest, including copyright interests and any other intellectual property, in and to the Software and any other programs, systems, data, or materials produced or provided by Scitronix, alone or in combination with MDT and/or its employees, under this Agreement shall be the property of MDT. Scitronix agrees that, except as otherwise provided in Section Residuals hereof, any contribution by Scitronix or its employees to the creation of such works, including all copyright interest therein, shall be considered works made for hire by Scitronix for MDT and that such works shall, upon their creation, be owned exclusively by MDT. To the extent that any such works may not be considered works made for hire for MDT under applicable law, Scitronix agrees to assign and, upon their creation, automatically assigns to MDT the ownership of such works, including copyright interests and any other intellectual property therein, without the necessity of any further consideration. If reasonably requested by MDT, Scitronix shall execute any and all legal documents required to be filed with the United States Trademark and Patent Office confirming MDT's sole and exclusive ownership in any such software created or developed by Scitronix under the terms of this Agreement.


RESIDUALS

          It is mutually acknowledged that, during the normal course of its dealings with MDT and the Software under this Agreement, Scitronix and its personnel and agents may become acquainted with ideas, concepts, know-how, methods, techniques, processes, skills, and adaptations pertaining to the Software, including those that MDT considers to be proprietary or secret. Notwithstanding anything in this Agreement to the contrary, and regardless of any termination of this Agreement, Scitronix shall be entitled to use, disclose, and otherwise employ any ideas, concepts, know-how, methods, techniques, processes, and skills, and adaptations, including generalized features of the sequence, structure, and organization of any works of authorship, in conducting its business (including providing services or creating programming or materials for other Customers), and MDT shall not assert against Scitronix or its personnel any prohibition or restraint from so doing. However, the previous paragraph "Software Ownership" and the following paragraph "Non-Competition Clause" are paramount and controlling in relation to this paragraph.

NON-COMPETITION CLAUSE

          Notwithstanding the acknowledgments in the "RESIDUALS" section, Scitronix shall not use, at any time, any ideas, concepts, know-how, methods, techniques, processes, skills and adaptations acquired, learned or developed within the scope of this Agreement to compete with MDT in the development or manufacture of the PAS or other barrier monitoring devices, or do work for hire or consult for MDT's competitors in the area of barrier monitoring devices. In the event Scitronix should misappropriate MDT's secret and proprietary rights MDT is entitled to obtain an injunction (i.e., relief) against Scitronix.


RESPONSIBILITY FOR PRODUCT DEFECTS

          Scitronix agrees to fully warrant its workmanship regardless of whether manufacturing is performed on a time and material basis or fixed unit cost. Product defects caused by defective material are MDT's responsibility provided the product was manufactured by Scitronix on a time and material basis and Scitronix adhered to Quality Assurance and Quality Control procedures as specified in Attachment A.

          Product defects caused by material defects will be Scitronix' responsibility provided the product was manufactured on a fixed cost per unit basis or it appears obvious that Scitronix did not adhere to Quality Assurance and Quality Control procedures as agreed upon and specified in Attachment A.

          Scitronix warrants that the PAS units manufactured under the terms of this Agreement for MDT shall meet all agreed upon specifications.


THIRD-PARTY INTERESTS

     MDT's interest in and obligations with respect to any programming, materials, or data to be obtained from third-party vendors, regardless of whether obtained with the assistance of Scitronix, shall be determined in accordance with the agreements and policies of such vendors.

LIMITATION OF LIABILITY

     It is specifically understood and agreed between the parties hereto that Scitronix will not be liable to MDT for any loss of use, loss of data, loss of profits, or any other special, incidental, or consequential damages arising out of the breach of this Agreement or the failure to perform this Agreement in the manner expected or anticipated by the parties. Scitronix liability for damages, if any, whether based upon contract, tort, or any other legal theory, shall not exceed the total amounts paid by MDT for the services rendered under this Agreement. This limitation of liability does not exempt Scitronix from responsibility for its own fraud, or willful injury to the person or property of another, or violation of law, whether willful or negligent.


INVENTIONS AND PATENTS

     All inventions, discoveries and improvements, whether protectible or unprotectible by Patent, trademark, copyright or trade secret, made, devised or discovered by Scitronix, whether by Scitronix alone or jointly with others from the time of entering into this Agreement until termination of this Agreement, relating or pertaining in any way to the PAS unit, shall be promptly disclosed in writing to MDT, and become and remain the sole and exclusive property of MDT. Scitronix agrees, as they relate or pertain to the PAS unit, to execute any assignments to MDT or its nominee of the entire right, title and interest in and to any such inventions, discoveries and improvements, and to execute any assignments to MDT or its nominee of its entire right, title and interest in and to any such inventions, discoveries and improvements, and to execute any other instruments and documents requisite or desirable in applying for and obtaining patents, trademarks or copyrights at the cost of MDT with respect thereto in the United States and in all foreign countries that may be requested by MDT. Scitronix further agrees to cooperate to the extent and in the manner requested by MDT in the prosecution or defense of any patent claims, trademark or copyrights or any secrets, processes, discoveries, trademarks, copyrights, or improvements covered by this Agreement, but all expenses thereof shall be paid by MDT. MDT shall have the sole right to determine the treatment of disclosures received from Scitronix, including the right to keep the same as a trade secret, to use and disclose the same without prior patent application thereon, or to follow any other procedure which MDT may deem appropriate provided that Scitronix may disclose certain information in scientific meetings or publications when such disclosure is not detrimental to MDT and with the prior permission of MDT.

     Scitronix shall not be responsible for any patent infringements for the use of the PAS. Should a dispute arise due to patent infringement in connection with the PAS, MDT agrees to pay all fees that include, but are not limited to
         ---
legal services, travel, and services provided by Scitronix in the defense of Scitronix.


ASSIGNMENT

     Neither party to this Agreement shall assign this Agreement or any rights hereunder without obtaining the prior written consent of the other party. Such written consent shall not be unreasonably withheld.


NON-DISCLOSURE

     MDT has revealed and will reveal in the future to Scitronix ideas, designs, schematics, drawings, formulas and/or other work-product regarding the PAS.
                                                                       ---
Scitronix shall not reveal to any person or other entity any schematic, drawing, formula, or other work-product of the technologies revealed under this contract without the prior written consent of MDT These restrictions shall not apply to any information which: (a) is known to or in the possession of Scitronix prior to the execution of the contract, (b) is distributed or made available to others by MDT following its disclosure to Scitronix, without restriction as to its use or disclosure, or (c) is required to be disclosed by a court order or similar legal authority.

     Scitronix shall use its "best efforts" to insure that its officers, Directors, employees, agents and/or independent contractors not disclose MDT's secret, confidential and/or proprietary information , and if appropriate, shall require that its Officers, Directors, employees, agents, and independent contractors sign a Secrecy Agreement before any such individual(s)/entity(ies) are permitted to have access to MDT's secret and proprietary information.


STAFF

     Each of the parties hereto agrees that, while performing Services under this Agreement, and for a period of one (1) year following the termination of this Agreement, neither party will, except with the other party's written approval, solicit or offer employment to the other party's employees or staff engaged in any efforts under this Agreement.

ATTORNEY'S FEES

     "Arbitration - Any and all disputes, differences or controversies arising under this Agreement or concerning its creation shall be settled and finally determined by arbitration in San Diego, California according to the Rules of the American Arbitration Association now in force or later adopted. A Panel of three (3) Arbitrators shall make their Award in accordance with, and based upon all provisions of this Agreement. Each party shall designate one (1) Arbitrator and the two (2) selected Arbitrators shall jointly select a third to act as Chairman. An Arbitrator shall be a commercial person who has neither a business nor a personal relationship with either party or their legal counsel.
Judgment, if any, upon Award rendered by the Arbitration Panel may be entered in any Court having competent jurisdiction. The law of the State of California shall control and apply in any such Arbitration.

     The successful or prevailing party, whether at arbitration, trial or on appeal, shall be entitled to reasonable attorney's fees and other losses incurred together with the reasonable expenses and court costs incurred in connection with any such proceeding.


TRADEMARKS AND TRADE NAME RIGHTS

     If any of the Product(s) sold under the terms of the instant Agreement bear MDT's trademark and trade name, it is understood that such matter shall remain the sole and exclusive right and property of MDT. Scitronix understands and agrees that it shall not acquire, either by the execution of this Agreement or performance thereunder or otherwise, any license or rights with respect to same. Scitronix also acknowledges and agrees that it shall discontinue use in any form of MDT's trademark and trade name upon termination of this Agreement for any reason whatsoever.

     Scitronix also agrees not to use any part of MDT's corporate/business name(s) and/or MDT's trademark and trade name or similar word(s) which are likely to cause confusion in the relevant market.

     In the event any third party shall infringe MDT's technology, the party having knowledge thereof shall promptly notify the other party of same, whereupon MDT shall use its best judgment as to whether or not to legally challenge the infringement of misappropriation. If MDT should elect to bring an infringement or misappropriation suit against a third party, it agrees to bear all costs associated thereof; it being understood, however, that MDT may, in its sole discretion, elect not to prosecute a claim.

TERM AND TERMINATION

     This Agreement shall remain and continue in effect, unless sooner terminated as provided herein, for a term of four(4) months from the Effective Date. It may be renewed thereafter on a year to year basis if either party gives the other party written notice to its intent to extend and the other party agrees to the extension in writing. Such notice, if given, must be received by the other party not later than thirty (30) days prior to the expiration of the initial term or any extension period(s).

     Either party may terminate this Agreement with immediate effect, and without payment of any compensation to the other party, by giving written notice of termination to the other party in the event of one or more of the following contingencies:

     (a) The other party becomes insolvent, or any voluntary or involuntary petition in bankruptcy or for corporate reorganization or for any similar relief is filed by or against the other party, or a liquidation proceeding is commenced by or against the other party; or

     (b) The whole of the business of the other party, or that part of the business of the other party, is transferred to a third party by agreement, order of Court, or otherwise, including a merger or consolidation; or

     (c) The other party defaults in any of the material provision(s) of this Agreement and fails to "cure" such default after being given notice of the same.


POST-TERMINATION OBLIGATIONS

     Upon termination of this Agreement for any reason whatsoever the rights granted this Agreement shall immediately terminate.

     The rights and obligations of the parties shall also immediately terminate except the secrecy obligation(s) imposed upon Scitronix under the terms of this Agreement shall remain in full force and effect and survive termination.

     Scitronix shall return to MDT, as soon as possible, but not later than five
(5) business days after the effective Termination Date of this Agreement, any of MDT's technical information relating to the PAS unit(s) or corresponding software in written form and/or other specifically designated material(s) provided to and used by Scitronix including, without limitation, blueprint(s), technical specification(s), software, or other technical material(s), production and quality control procedures, components, work in progress, finished goods, manufacturing fixtures and tools, and any other hardware paid for by MDT.

REPRESENTATIONS AND WARRANTIES OF MDT

     MDT represents and warrants to Scitronix that, as of the Effective Date of this Agreement, it is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah with all requisite corporate power and authority to execute, deliver and to enter into and perform its obligations under this Agreement. It is duly qualified to do business as a foreign corporation in good standing in every jurisdiction where the character of the business being conducted by it requires such qualification and in which failure to so qualify would not have a material adverse effect on it. Neither the signing nor the delivery of this Agreement, nor the consummation of the transaction contemplated herein will conflict with, or result in breach of, or constitute a default under, any of the provisions of any corporate restrictions or any agreement or instrument to which it is a party or by which it is bound.

     MDT also represents and warrants that it has taken or caused to be taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement, and that this Agreement constitutes a valid and binding obligation enforceable in accordance with the terms.


REPRESENTATIONS AND WARRANTIES OF SCITRONIX

     Scitronix represents and warrants to MDT that, as of the Effective Date of this Agreement, it is a corporation duly organized, validly existing and in good standing under the laws of the State of California with all requisite corporate power and authority to execute, deliver and to enter into and perform its obligations under this Agreement. It is duly qualified to do business as a foreign corporation in good standing in every jurisdiction where the character of the business being conducted by it requires such qualification and in which failure to so qualify would not have a material adverse effect on it. Neither the signing nor the delivery of this Agreement, nor the consummation of the transaction contemplated herein will conflict with, or result in breach of, or constitute a default under, any of the provisions of any corporate restrictions or any agreement or instrument to which it is a party or by which it is bound.

     Scitronix also represents and warrants that it has taken or caused to be taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement, and that this Agreement constitutes a valid and binding obligation enforceable in accordance with the terms.

NOTICES

     Any notice, request, consent, demand or other communication given or required to be given shall be in writing, and shall be given personally, by telegraph, telex or telefax, or by mailing the same by registered or certified mail, return receipt requested [with such notice to be effective ten (10) days after actual transmittals such notice is given by mail], to:

If to MDT:           Medical Device Technologies, Inc.
                     9191 Towne Centre Drive, Suite 430
                     San Diego, California  92122
                     Attention:  Lee Hulsebus, President and CEO

If to Scitronix:     Scitronix, Inc.
                     12655 Danielson Court, Suite 301
                     Poway, California 92064
                     Attention:  Thomas G. Dacus, President


GOVERNING LAW

     This Agreement has been made and executed in the County of San Diego, State of California. It shall be construed and enforced according to the laws of the State of California. The County of San Diego, State of California, shall be the venue for any action, arbitration or special proceeding that may be brought in connection with this Agreement.


WAIVER

     The waiver by any party of a breach or violation of any provision of this Agreement shall not operate as, or be construed as, a waiver of any subsequent or other breach of such Agreement.


SEVERABILITY

     Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.


INCORPORATION BY REFERENCE

     Every exhibit, schedule or other appendix attached to this Agreement and referred to herein be hereby incorporated in this Agreement by reference.

MERGER

     It is agreed that all prior understandings and agreements between the parties, written or oral, respecting or relating to this transaction are merged in this Agreement, which alone, fully and completely expresses the agreement of the parties, and there are no other agreements except as specifically set forth in this Agreement. Any amendment or modification to this Agreement must be in writing, executed by the parties hereto.

This Agreement supersedes and replaces any other written or verbal understanding between the parties. No other agreement is effective unless in writing and signed by an authorized representative of both the parties.


Signed:

Scitronix, Inc.                 Medical Device Technologies,
                                Inc.




/s/ Leon J. Ostapiej            /s/M. Lee Hulsebus
- --------------------------      -----------------------------
Signature Leon J. Ostapiej      Signature  M. Lee Hulsebus
President                       President



1/17/96                         1/17/96
- --------------------------      -----------------------------
Date                            Date

                                  ATTACHMENT B

                          PAS MANUFACTURING SCHEDULE *


    Quantity            Delivery Date                 Remarks
    --------            -------------                 -------

      35                Jan. 15, 1996

      65                Feb. 1, 1996

      200               Feb. 9, 1996

      200               Feb. 16, 1996

      200               Feb. 23, 1996

      300

Each deliverable PAS unit includes:

      PAS Alarm unit
      2 Patient Leads (PL-2)
      1 Neck Chain
      1 AA battery
      1 Box with foam insert
      1 Instruction manual

In addition, Scitonix will deliver a QC record for each deliverable unit at the time the unit is accepted by and released to finished goods by MDT.

*Provided plastic components are available to Scitronix at least 5 business days prior to the scheduled delivery date.

                              QA / QC (Appendix A)
                              -------

 .  Scitronix performs QC of board before stuffing (  __%)

 .  Scitronix performs QC of board after stuffing and connection to LCD ( __%)

 . Scitronix performs QC of board after installation into the PAS unit before unit is sealed

 . Scitronix performs QC of finished unit (at least the first 100 in the presence of a MDT representative)

 . Scitronix performs QC of components (e.g. switch, PL-1, UL-1, mechanical parts) before permanent installation into the unit.

MDT will inspect/test finished goods 100%, at its sole discretion before the product is released to finished goods inventory.